UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2011

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

Florida	0-08106	65-0829355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134

(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On February 11, 2011 (the “Effective Date”), MasTec, Inc., a Florida corporation (the “Company” and, including its subsidiaries, “MasTec”) and its wholly owned subsidiary MasTec North America, Inc. entered into an Amended and Restated Purchase Option Agreement (the “Option Agreement”) with Red Ventures LLC (“Red Ventures”) and certain of Red Ventures’ affiliates, which grants Red Ventures a purchase option (the “Option”) to acquire MasTec’s wholly owned subsidiary, DirectStar TV, LLC and its subsidiaries (“DirectStar”). The amendments to the Option Agreement modify the option period and increase the exercise price as described below, as well as certain other terms, and allow Red Ventures to pay up to 35% of the Option purchase price in the form of a secured note with a one-year term. In connection with the entry into the amendments to the Option, MasTec also agreed to increase certain commissions that DirectStar presently pays to Red Ventures for managing the DirectStar business.

Pursuant to the Option Agreement, Red Ventures has an option to purchase DirectStar from MasTec, at any time from March 1, 2012 to November 30, 2012 for an amount equal to the sum of: (i) the shareholders equity of DirectStar as of May 31, 2010, (ii) five percent (5%) of the adjusted net income (generally, the net income (loss) before provision of income taxes) of DirectStar from January 1, 2010 until the last day of the month immediately prior to the date of the sale and (iii) the Factor (as defined in the Option Agreement). The foregoing description of the Option Agreement and terms of the Option is only a summary and is qualified in its entirety by reference to the full text of the Option Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1 — Amended and Restated Purchase Option Agreement dated February 11, 2011, among MasTec, Inc., MasTec North America, Inc., Red Ventures LLC and certain other parties named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: February 17, 2011	By:	/s/ Alberto de Cardenas
Name: Alberto de Cardenas
Title: Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Purchase Option Agreement dated February 11, 2011, among MasTec, Inc., MasTec North America, Inc., Red Ventures LLC and certain other parties named therein.